Exhibit 99.1

FUNCTION(X) ANNOUNCES PLACEMENT OF $35 MILLION EQUITY
OFFERING OF COMMON STOCK AND WARRANTS

NEW YORK, NY – August 25, 2011 – Function(x) Inc. (Symbol: FNCX), (“the Company”) a company formed and controlled by Robert F.X. Sillerman that creates new media and entertainment businesses leveraging the scale and richness of digital and mobile technology, today announced that it has completed the placement of 14 million units at a purchase price of $2.50 per unit, for a total equity raise of $35 million.  Each unit consists of one share of the Company’s common stock and one warrant to purchase one share of common stock.

The Company expects to use the gross proceeds from the offering, after deducting offering expenses, for general corporate purposes, including marketing and product development.  The warrants are exercisable at $4 a share. Assuming all warrants are exercised, the Company will receive total proceeds of $91 million at an average sale price of $3.25 a share. For full details on the offering please refer to the Company’s 8-K filed today.

Mr.Sillerman, Executive Chairman at Function(x), invested significantly in the offering and commented: “By making this investment in Function(x), investors are recognizing the potential for our business growth. We appreciate their endorsement of our strategy and are looking forward to continuing to deliver on our strategic plan.”

Tejas Securities Group, Inc. and Craig-Hallum Capital Group LLC acted as placement agents in connection with the offering.

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About Function(x) Inc.

Function(x) Inc. was founded by leading media entrepreneur, Robert F.X. Sillerman, who has a proven track record of pioneering businesses in television, radio, promotion and live entertainment. He launched Function(x) in February 2011 to establish a new platform for investments in media and entertainment, with a particular emphasis on digital and mobile technology.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of August 25, 2011.   Except as required by law, Function(x) Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.